Exhibit 10.1

[Ask Jeeves Letterhead]

January 25, 2005

Adrian Cox
[address]
UK

Dear Adrian:

          We are pleased to inform you that Ask Jeeves Internet Ltd. (the “Company”) approved a new severance benefit for you in the form of a special option acceleration program. The purpose of this letter agreement is to set forth the terms and conditions of your new program.

          Your new severance benefit set forth in this letter agreement is in addition to your existing severance package with the Company set forth in the letter agreement between you and the Company dated October 27, 2003 (your “Prior Agreement”). Your Prior Agreement will continue in effect except that it will be modified as follows:

•	You will be entitled to the severance benefits set forth in Section 6.1 of your Prior Agreement only in the event of an Involuntary Termination (as that term is defined in this letter agreement).

•	The Company’s rights under Section 6.3 of your Prior Agreement shall apply only in the event of a Termination for Cause (as that term is defined in this letter agreement).

          Under the new program, you will become entitled to certain severance benefits in the event: (i) your employment is terminated by the Company other than for cause or (ii) your employment terminates under certain circumstances within a specified time period following a substantial change in ownership or control of Ask Jeeves, Inc. (“AJ”). The level of your severance benefits will vary with the circumstances under which your employment terminates. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Parts Two and Three, and the dollar limitations on the overall value of your benefit package and other applicable restrictions are specified in Parts Four and Five. Certain ancillary matters affecting your severance arrangement are covered in Part Six.

          You must, as a condition to your entitlement to the new severance benefits set forth in this letter agreement, execute the Acceptance section at the end of this letter in which you agree that you have no rights to severance benefits under any agreement other than those provided under this letter agreement and the Prior Agreement (as modified by this letter agreement).

PART ONE — DEFINITIONS

          For purposes of this letter agreement, the following definitions will be in effect:

          Base Salary means, for purposes of your salary continuation benefits under Part Two of this letter agreement, your monthly rate of base salary from the Company in effect immediately prior to your Involuntary Termination.

          Board means the Board of Directors of AJ.

          Change in Control means the occurrence of a change in the ownership or control of AJ effected through any of the following transactions:

          (i) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving AJ or any of its subsidiaries, a sale, transfer or other disposition of all or substantially all of the assets of AJ (including, without limitation, in complete liquidation or dissolution of AJ), or the acquisition of assets or stock of another entity by AJ or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the total shares of Common Stock or the combined voting power of AJ’s securities (determined by the power to vote with respect to the elections of Board members) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total shares of Common Stock or the combined voting power of AJ’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns AJ or all or substantially all of AJ’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the total shares of Common Stock or the combined voting power of AJ’s securities (determined by the power to vote with respect to the elections of Board members), as the case may be, (2) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of AJ or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership of thirty-five percent (35%) or more existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, or

          (ii) any transaction or series of related transactions, other than a transaction covered by clause (i) above that does not constitute a Change in Control pursuant to such clause, pursuant to which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(3) of the Exchange Act) (other than AJ, or any employee benefit plan (or related trust) of AJ or a Corporate Affiliate or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, AJ) becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) or more of the total shares of Common Stock or the combined voting power of AJ’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from AJ or the acquisition of outstanding securities held by one or more of AJ’s stockholders; or

          (iii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

For purposes of this Change in Control definition, beneficial ownership will be determined in accordance with Section 13(d) of the Exchange Act.

          Code means the United States Internal Revenue Code of 1986, as amended.

          Common Stock means AJ’s common stock.

          Corporate Affiliate means any parent corporation of AJ within the meaning of Code Section 424(e) or any subsidiary corporation of AJ within the meaning of Code Section 424(f).

          Disability means a physical or mental impairment which substantially limits one of your major life activities and which renders you unable to perform the essential functions of your position, even with reasonable accommodation which does not impose an undue hardship on the Company, for more than one hundred eighty (180) days in any consecutive twelve (12) month period. The Company reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this letter agreement based upon information supplied by you and/or your medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

          Exchange Act means the United States Securities Exchange Act of 1934, as amended.

          Good Reason means the occurrence of any one or more of the following without your express written consent: (A) a reduction in the aggregate dollar amount of your Base Salary, (B) a reduction of your Target Bonus by more than fifteen percent (15%), (C) you are informed by the Company that your principal place of employment will be relocated to a location that is greater than fifty (50) miles away from your then-current principal place of employment, or (D) a material reduction in the nature and status of your authorities, duties, and responsibilities, (when such authorities, duties, and responsibilities are viewed in the aggregate) from their level in effect immediately prior to such change, other than an insubstantial and inadvertent act that is remedied by the Company promptly after the Company receives from you notice thereof. For purposes of your severance benefits under Part Three of this letter agreement, “Good Reason” shall also include (in addition to, and not in lieu of) the occurrence of any one or more of the following without your express written consent: (A) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the obligations under this letter agreement, as contemplated in Section 10 of Part Six; or (B) any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 of Part Six. In any event, your right to terminate employment for Good Reason will not be affected by your incapacity due to physical or mental illness. Your continued employment will not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason.

          Involuntary Termination means (i) the involuntary termination of your employment with the Company other than a Termination for Cause or (ii) your resignation of your employment with the Company within sixty (60) days following the occurrence of an event giving rise to Good Reason. For avoidance of doubt, an Involuntary Termination will not be deemed to occur in the event your employment terminates for any other reason, including but not limited to, by reason of your death or Disability, Termination for Cause, or termination by you other than for Good Reason. However, if immediately prior to the condition or event leading to, or the commencement of, your Disability or immediately prior to your death, you would have had an Involuntary Termination if you had terminated at that time, then upon your termination for Disability or death (as applicable) you will be deemed to have incurred an Involuntary Termination.

          Option means any stock option granted to you under any of the Plans (including stock options granted after the date of this letter agreement, unless otherwise expressly provided by the Board or the Compensation Committee of the Board at the time of the applicable grant) which is outstanding at the time of your Involuntary Termination, whether or not in connection with a Change in Control.

          Plans mean (i) AJ’s 1999 Equity Incentive Plan, including the 2002 UK Approved Rules for Grants thereunder, as amended or restated from time to time, (ii) AJ’s 1999 Non-Qualified Equity Incentive Plan, as amended or restated from time to time, and (iii) any successor stock incentive plan subsequently implemented by AJ.

          Release means a written release, discharge and covenant not to sue, in a form provided by AJ, entered into by you on behalf of yourself, your descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Company, its parent (if any, including and without limitation, AJ), each of the Company’s and AJ’s subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which you may then own or hold or at any time theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with your employment relationship with the Company, AJ and any Corporate Affiliate with which you have had such a relationship, or the termination of your employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Company obligation to you that may be due to you upon the Company’s receipt of such release). The Release shall also contain your warrant that you have not theretofore assigned or transferred to any person or entity, other than the Company or a Company affiliate (including, without limitation, AJ), any released matter or any part or portion thereof and that you will defend, indemnify and hold harmless the Company and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. The Release shall also contain your resignation from each and every board of directors (or similar body, as the case may be) of the Company, AJ and each Corporate Affiliate on which you may then serve (if any) and each and every office of the Company, AJ and each Corporate Affiliate that you may then hold, and all positions that you may have previously held with the Company, AJ and any Corporate Affiliate.

          Target Bonus means the annual incentive bonus to which you would be eligible under the Company’s or AJ’s, as applicable, Incentive Bonus Plan (or any similar successor plan) for a particular fiscal year calculated on the following assumptions: (1) that at the conclusion of such year the Company’s or AJ’s, as applicable, performance is at 100% of its performance milestone target and (2) that at the conclusion of such year your individual performance is at 100% of your individual target level.

          Termination for Cause means, until the occurrence of a Change in Control, the Company’s termination of your employment for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company, AJ or any Corporate Affiliate, (iii) any misconduct by you, whether by omission or commission, which has a material adverse effect upon the business or affairs of the Company, AJ or any Corporate Affiliate, (iv) your continued failure to perform the duties, functions and responsibilities of your position after written notice from the Company or AJ identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days, or (v) a breach of your fiduciary duties as an officer of the Company. As to acts, events, and omissions that occur after the occurrence of a Change in Control, “Termination for Cause” means the Company’s termination of your employment for any of the following reasons: (i) your commission of any act of material fraud, material embezzlement or material dishonesty, (ii) your unauthorized use or disclosure of any material confidential information or trade secrets of the Company, AJ or any Corporate Affiliate,

(iii) any misconduct by you, whether by omission or commission, which has a material adverse effect upon the business or affairs of the Company, AJ or any Corporate Affiliate, (iv) your continued failure to perform the essential duties, functions and responsibilities of your position after written notice from the Company identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days, or (v) a material breach of your fiduciary duties as an officer of the Company.

PART TWO — NORMAL SEVERANCE BENEFITS

          Except as otherwise provided in Part Three of this letter agreement, should your employment with the Company terminate by reason of an Involuntary Termination prior to the occurrence of a Change in Control, then you will become entitled to receive the severance benefits provided under this Part Two. Notwithstanding the foregoing, you will only be entitled to receive such benefits if you execute and deliver to the Company, at the time of your Involuntary Termination, a fully executed, valid and binding Release. Furthermore, and notwithstanding anything else contained herein to the contrary, the Company and Company affiliates (including, without limitation, AJ) shall have no obligation to pay you such benefits until after such Release has become irrevocable by you in accordance with all applicable laws, rules and regulations. In addition, your benefits under this Part Two will be subject to the limitations of Part Four and your compliance with the restrictive covenants set forth in Paragraph 1 of Part Five. Except for severance benefits expressly provided under your Prior Agreement, your benefits under this Part Two shall be in lieu of any other severance benefits to which you might otherwise, by reason of the termination of your employment, be entitled under any other severance plan, program or arrangement of the Company, AJ or any Corporate Affiliate. In no event will you be entitled to benefits under both Part Two and Part Three of this letter agreement.

          The severance benefits to which you may become entitled under this Part Two shall consist of the following option acceleration benefit:

          The vesting schedule in effect for the shares of Common Stock subject to your Options, to the extent outstanding at the time of your Involuntary Termination, will be accelerated by an additional six (6) months so that each such Option shall immediately become exercisable for the additional number of shares for which that Option would have otherwise been exercisable under the normal vesting schedule in effect for that Option had you actually rendered an additional six (6) months of service with the Company prior to the date of your Involuntary Termination. You will have until the earlier of (i) the expiration of the option term, (ii) the termination of the Option in connection with a Change in Control or similar event as provided in the applicable Plan and/or stock option agreement, or (iii) the end of the limited post-employment exercise period specified in the applicable stock option agreement for such Option in which to exercise such Option for any or all of the shares of Common Stock for which that Option is vested and exercisable at the time of your Involuntary Termination, including the shares of Common Stock which vest on an accelerated basis in accordance with the foregoing provisions of this paragraph. This paragraph shall control as to each such Option notwithstanding anything in the applicable Plan and/or stock option agreement to the contrary.

PART THREE - SPECIAL CHANGE IN CONTROL BENEFITS

          Should your employment with the Company terminate by reason of an Involuntary Termination within eighteen (18) months after a Change in Control, then you will become entitled to receive the severance benefits set forth in this Part Three. Notwithstanding the foregoing, you will only be entitled to receive such benefits if you execute and deliver to the Company, at the time of your Involuntary Termination, a fully executed, valid and binding Release. Furthermore, and notwithstanding anything else contained herein to the contrary, the Company and Company affiliates (including, without limitation, AJ) shall have no obligation to pay you such benefits until after such Release has become irrevocable by you in accordance with all applicable laws, rules and regulations. In addition, your benefits under this Part Three will be subject to the limitations of Part Four and your compliance with the restrictive covenants set forth in Paragraph 1 of Part Five. Except for severance benefits expressly provided under your Prior Agreement, your benefits under this Part Three shall be in lieu of any other severance benefits to which you might otherwise, by reason of the termination of your employment, be entitled under any other severance plan, program or arrangement of the Company, AJ or any Corporate Affiliate. In no event will you be entitled to benefits under both Part Two and Part Three of this letter agreement.

          The severance benefits to which you may become entitled pursuant to this Part Three shall consist of the following option acceleration benefit:

          Your Options, to the extent outstanding at the time of a Change in Control but not otherwise vested and exercisable for all the shares of Common Stock subject to the Options will, immediately prior to the effective date of that Change in Control, vest and become exercisable for all of the shares of Common Stock at the time subject to the Options and may be exercised for any or all of those shares as fully-vested shares of Common Stock. Your Options as so accelerated shall remain exercisable until the earlier of (i) the expiration of the applicable option term, (ii) the termination of the Option in connection with a Change in Control or similar event as provided in the applicable Plan and/or stock option agreement, or (iii) the end of the limited post-employment exercise period specified in the option agreement for each such Option; provided that nothing in this letter agreement shall limit AJ’s ability to terminate the options in connection with a change in control in accordance with the terms and conditions of the applicable Plan and stock option agreement. This paragraph shall control as to each such Option notwithstanding anything in the applicable Plan and/or stock option agreement to the contrary.

PART FOUR – BENEFIT LIMITATIONS

          Notwithstanding anything contained in this letter agreement to the contrary, to the extent that any payment or distribution of any type to you or for you by the Company, a Company affiliate (including, without limitation, AJ), any person who acquires ownership or effective control of the Company or AJ or ownership of a substantial portion of the Company’s or AJ’s assets (within the meaning of Section 280G of Code and regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise (including, without limitation, any accelerated vesting, or payment of stock options or other awards) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments will be made only if the total after-tax benefit to you is greater after giving effect to such reduction than if no such reduction had been made.

          Unless you give prior written notice specifying a different order to AJ to effectuate the foregoing, AJ and the Company will reduce or eliminate the Total Payments, by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any other remaining Total Payments other than any accelerated vesting of stock options or other awards, then by reducing or eliminating any accelerated vesting of stock options or other awards. The preceding provisions of this Part Four take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

          The determination of whether the Total Payments will be reduced as provided in the first paragraph of this Part Four, and the determination of the amount of such reduction, will be made at the Company’s or AJ’s expense, as determined by them in their sole discretion, by a nationally recognized certified independent public accounting firm selected by AJ (the “Accounting Firm”). The Accounting Firm will provide its determination (the “Determination”), together with detailed supporting calculations and documentation to you and the Company, within fifteen (15) days of the date of your termination of employment with the Company.

          It is possible that Total Payments to you will initially be reduced to an extent greater than that required under the foregoing provisions of this Part Four (an “Underpayment”). It is also possible that Total Payments will not initially be reduced to the extent required by the foregoing provisions of this Part Four (an “Overpayment”). The determination of any Underpayment or Overpayment will be made by the Accounting Firm in accordance with the foregoing paragraph. In the event of an Underpayment, the amount of any such Underpayment shall be paid to you. In the event of an Overpayment, you will promptly pay to the Company or AJ, as applicable and without interest, the amount of such Overpayment.

PART FIVE - SPECIAL RESTRICTIVE COVENANTS

                    1. Non-solicitation. For a period of two (2) years following your Involuntary Termination, whether or not in connection with a Change in Control, you shall comply with each of the following restrictive covenants:

          (a) you will not encourage or solicit any employee of the Company (or any affiliate of the Company) to leave the Company’s (or such affiliate’s) employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company (or any affiliate of the Company) and their respective employees; and

          (b) you will not induce any customer, supplier, vendor, distributor, licensor or licensee of the Company (or any affiliate of the Company) to terminate (or elect not to renew) its existing business contractual relationships with the Company (or such affiliate), as applicable, or interfere in any other manner with any existing business contractual relationship between any customer, supplier, vendor, distributor, licensor or licensee and the Company (or any affiliate of the Company).

          2. Effect of Non-Compliance. You acknowledge that monetary damages may not be sufficient to compensate the Company or affiliate of the Company, as applicable, for any economic loss which may be incurred by reason of your breach of the restrictive covenants set forth in Paragraph 1 of this Part Five. Accordingly, in the event of any breach of those covenants, the Company or one of its affiliates, as applicable, shall be entitled to obtain, in addition to any remedies available at law, equitable relief in the form of an injunction precluding you from continuing such breach. In addition, any Option acceleration to which you become entitled under Part Two or Part Three of this letter agreement shall immediately cease should you fail to comply with any of the restrictive covenants set forth in Paragraph 1 of this Part Five.

PART SIX — MISCELLANEOUS

          1. Other Terminations of Employment. Should your employment be terminated by the Company in a Termination for Cause, should you quit, resign or retire other than for Good Reason, or should your employment terminate due to your death or Disability, the Company (subject to Section 6.2 of your Prior Agreement) will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two or Part Three of this letter agreement.

          2. Notice of Termination. Any termination by the Company for Cause or by you for Good Reason upon or following a Change in Control will be communicated by a Notice of Termination. For purposes of this letter agreement, a “Notice of Termination” means a written notice that indicates the specific termination provision in this letter agreement that you or the Company relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          3. Re-employment. If, in connection with your termination of employment, all or any portion of your Options become vested under Part Two or Part Three of this letter agreement, such accelerated vesting will remain effective if you become re-employed by the Company or a Company affiliate. If you are so re-employed and your employment is later terminated, you will not be entitled to any additional vesting of your Options under Part Two of this letter agreement with respect to Options that have previously been subject to accelerated vesting under Part Two. You may, however, be entitled to accelerated vesting of such Options in accordance with Part Three of this letter agreement to the extent such Options have not previously become vested.

          4. Tax Withholding. The Company and AJ each have the right to withhold from any amount otherwise payable to you under or pursuant to this letter agreement the amount of any taxes (national, local or otherwise) that the Company or AJ may legally be required to withhold with respect to such payment. If tax withholding is so required and the Company or AJ cannot satisfy its tax withholding obligations in the manner described in the preceding sentence, the

Company or AJ may require you to pay or provide for the payment of such required tax withholding as a condition to the payment or delivery of such amounts or benefits. You are solely responsible for all income and employment taxes arising in connection with this letter agreement or benefits hereunder.

          5. Tax Status of Options. The accelerated vesting of one or more of your Options pursuant to the provisions of this letter agreement may result in the loss of favorable tax treatment under Code Section 422 for all or part of those Options which might have otherwise qualified as an incentive stock option under Code Section 422.

          6. Indemnification. The indemnification provisions for Officers and Directors under the Company’s Bylaws will (to the maximum extent permitted by law) be extended to you during the period following your Involuntary Termination, whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during your period of employment with the Company.

          7. Death. Should you die before you exercise all your outstanding Options then such Options, to the extent exercisable at the time of your death, may be exercised within twelve (12) months after your death (or such shorter or longer period as may be provided under the applicable stock option agreement) by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term or any earlier termination of the Option in connection with a Change in Control or similar event as provided in the applicable Plan and/or stock option agreement. This Paragraph 7 shall control as to each such Option notwithstanding anything in the applicable Plan and/or stock option agreement to the contrary.

          8. Miscellaneous. This letter agreement will be binding upon the Company, AJ and its or their successors and assigns and is to be construed and interpreted under the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company (or AJ or any Corporate Affiliate) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or AJ or any Corporate Affiliate), which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or for no reason; provided, however, that nothing in this letter agreement is intended to supersede any rights to continued employment that you may have as a matter of law under the laws of the United Kingdom.

          AJ will require the surviving entity or successor in any Change in Control to expressly assume and agree to perform the Company’s and AJ’s obligations under this letter agreement in the same manner and to the same extent as Company and AJ would be required to perform them if such Change in Control had not taken place. If AJ fails to obtain such assumption and agreement in writing before the effective date of any such Change in Control, then the failure will be deemed to be a breach of this letter agreement and you will be entitled to the benefits under Part Three.

          None of your benefits, payments, proceeds or claims will be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor do you have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which you may expect to receive, contingently or otherwise, under this letter agreement. Notwithstanding the foregoing, benefits which are in pay status may be subject to a court-ordered garnishment or wage assignment, or similar order, or a tax levy. This letter agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

          Except as provided below, this letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon your termination of employment, whether or not in connection with a Change in Control or other change in control or ownership of AJ, and you will not be entitled to any other severance benefits upon your termination of employment other than those that are provided in this letter agreement and in your Prior Agreement. Except as provided in the next sentence, there are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Notwithstanding anything to the contrary, nothing in this letter agreement is meant to, or does, supersede, alter or modify your obligations under the Confidential Information and Invention Assignment Agreement previously signed by you with the Company. Further, except as expressly modified herein, each of your Options shall otherwise continue to be subject to the terms and conditions of the applicable Plan and stock option agreement and your Prior Agreement shall continue in effect as expressly otherwise provided herein.

          This letter agreement may only be amended or terminated by written instrument signed by you and an authorized officer of the Company.

          If any provision of this letter agreement as applied to you or the Company (or a Company affiliate, including AJ) or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

          The section headings of this letter agreement are for the purpose of convenience only, and they neither form a part of this agreement nor are they to be used in the construction or interpretation thereof.

          Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

          Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this letter agreement. Hence, in any construction to be made of this letter agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

          11. Payment of Obligations Absolute. Except as provided in Part Four and Section 3 of Part Six, the Company’s obligation to make the payments and the arrangements provided for herein are absolute and unconditional, and will not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against you or anyone else. You agree that, in the event of the termination of your employment, the applicable benefits called for by this agreement (whether pursuant to Part Two, Part Three, or Section 1 of Part Six) and your Prior Agreement shall constitute the exclusive and sole remedy for any termination of your employment and you covenant not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. AJ will provide all benefits to which you are entitled under this letter agreement without notice or demand. Each and every benefit provided hereunder by AJ will be final, and AJ will not seek to recover from you all or any part of such benefit, for any reasons whatsoever, except as otherwise provided in Part Four or in the event that the Release is revoked or otherwise rendered unenforceable by you.

          You will not be obligated to seek other employment in mitigation of the benefits provided under this letter agreement, and if you obtain any other employment it will in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made hereunder.

          12. Other Benefit Plans. All benefits provided under this letter agreement are in addition to and not in substitution for any pension rights under the Company’s tax-qualified pension plan in which you participate and any disability, life or workers’ compensation distribution that you may be entitled to under the terms of any such plan at the time your employment by the Company terminates. Notwithstanding the foregoing, this letter agreement does not create an inference that any duplicate payments will be required. Any benefits you receive under this letter agreement will not be deemed a part of your compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company, except where explicitly provided under the terms of such plans or arrangements.

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          Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours, ASK JEEVES INTERNET LTD.
By:	/s/ Steve Berkowitz
Steve Berkowitz
Director

ACCEPTANCE

          I hereby agree to all the terms and provisions of the foregoing letter agreement governing certain severance benefits to which I may become entitled upon the termination of my employment under certain prescribed circumstances, including (i) an involuntary termination without cause or (ii) an involuntary termination without cause or resignation following a substantial change in control or ownership of the Company. I further agree that, except with respect to benefits provided under the letter agreement between me and the Company dated October 27, 2003 (as modified by this letter agreement), the benefits to which I may become entitled under this letter agreement supersede and replace any other severance benefits to which I might otherwise become entitled under any other plan, program or arrangement or agreement with the Company, AJ or any Corporate Affiliate, and I hereby fully release all the rights and entitlements I might otherwise have under those other plans, programs, arrangements and agreements.

Signature:	/s/ Adrian Cox
Date:	25 January 2005

          Ask Jeeves, Inc. confirms that your Options have been (and any future Options will, by virtue of this agreement, be) modified to give effect to any accelerated vesting required pursuant to this letter agreement.

ASK JEEVES, INC.
By:	/s/ Steve Berkowitz
Steve Berkowitz
Chief Executive Officer

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